Exhibit 99.1

Contacts:

Investor Relations:

Angela White

ir@vistaprint.com

+1 (781) 652-6480

Media Relations:

Kaitlin Ambrogio publicrelations@vistaprint.com

+1 (781) 652-6444

Vistaprint Reports First Quarter Fiscal Year 2014 Financial Results

First quarter 2014 results:

•	Revenue grew 9 percent year over year to $275.1 million

•	Revenue grew 9 percent year over year excluding the impact of currency exchange rate fluctuations

•	GAAP net income per diluted share increased year over year to $0.01

•	Non-GAAP adjusted net income per diluted share increased 28 percent year over year to $0.32

Venlo, the Netherlands, October 29, 2013 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced financial results for the three month period ended September 30, 2013, the first quarter of its 2014 fiscal year.

“Our first quarter revenue results were consistent with our expectations across all geographic regions, and we continued to make good progress against our strategic initiatives,” said Robert Keane, president and chief executive officer. “Our operating profitability this quarter was also in line with our expectations. With the first quarter behind us, we are focused on delivering against our holiday expectations during our second quarter, as well as continued improvement of our customer value proposition globally and our marketing execution in Europe.”

Consolidated Financial Metrics:

•	Revenue for the first quarter of fiscal year 2014 grew to $275.1 million, a 9 percent increase over revenue of $251.4 million reported in the same quarter a year ago. Excluding the estimated impact from currency exchange rate fluctuations, total revenue also grew 9 percent year over year in the first quarter.

•	Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the first quarter was 65.2 percent, up from 65.0 percent in the same quarter a year ago.

•	Operating income in the first quarter was $8.4 million, or 3.1 percent of revenue, and reflected an increase compared to operating income of $0.2 million, or 0.1 percent of revenue, in the same quarter a year ago.

•	GAAP net income for the first quarter was $0.4 million, or 0.1 percent of revenue, compared to $(1.7) million, or (0.7) percent of revenue in the same quarter a year ago. GAAP net income was negatively impacted in the first quarter by unrealized non-cash losses of $4.9 million on currency hedges not designated for hedge accounting. Although the first quarter impact was significant, we do not expect this hedging activity to have a material EPS impact for the full year relative to our previously established fiscal 2014 guidance as we expect the below-the-line impact of these hedges to be broadly neutralized by the above-the-line currency impacts of the hedged forecasted activity over the remainder of the fiscal year.

•	GAAP net income per diluted share for the first quarter was $0.01, versus $(0.05) in the same quarter a year ago.

•	Non-GAAP adjusted net income for the first quarter, which excludes amortization expense for acquisition-related intangible assets, tax charges related to the alignment of acquisition-related intellectual property with global operations, and share-based compensation expense and its related tax effect, was $11.3 million, or 4.1 percent of revenue, representing a 26 percent increase compared to non-GAAP adjusted net income of $8.9 million, or 3.6 percent of revenue, in the same quarter a year ago. Non-GAAP net income was also negatively impacted by the unrealized losses on hedges discussed above, and we similarly expect the impact to be broadly neutralized over the remainder of the fiscal year.

•	Non-GAAP adjusted net income per diluted share for the first quarter, as defined above, was $0.32, versus $0.25 in the same quarter a year ago.

•	Capital expenditures in the first quarter were $17.6 million, or 6.4 percent of revenue.

•	During the first quarter, the company generated $(0.1) million of cash from operations and $(19.6) million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs.

•	As of September 30, 2013, the company had $64.7 million in cash and cash equivalents and $270.0 million in short-term and long-term debt. After considering debt covenant limitations, the company had $226.0 million available for borrowing under its credit facility as of September 30, 2013.

•	The company did not repurchase shares during the first quarter.

Operating metrics are provided as a table-based supplement to this press release. Starting in the first quarter of fiscal 2014, all operating metrics reflect the consolidated business including past acquisitions, and post-acquisition prior-period comparisons have been adjusted to reflect the same consolidated view.

Fiscal 2014 Outlook as of October 29, 2013:

Ernst Teunissen, executive vice president and chief financial officer, said, “This early in the fiscal year we are not updating our operational revenue outlook, but we are increasing our revenue guidance range to reflect recent currency movements. As described in August, we expect to deliver lower year-over-year revenue growth in Europe than in North America, primarily due to planned changes we are making in our business in Europe to improve our customer value proposition, marketing execution and profitability. Our earnings per share guidance is unchanged, and we remain confident in our ability to drive meaningful growth in our profit margins and earnings per share this year.”

Financial Guidance as of October 29, 2013:

As previously stated, beginning with fiscal year 2014, the company is providing revenue and earnings guidance on an annual basis. Based on current and anticipated levels of demand, the company expects the following financial results:

Fiscal Year 2014 Revenue

•	For the full fiscal year ending June 30, 2014, the company expects revenue of approximately $1,250 million to $1,300 million, or 7 percent to 11 percent growth year over year in reported terms. Excluding currency movements, we expect constant-currency growth of approximately 7 percent to 11 percent, unchanged from our prior guidance range. Constant-currency growth expectations assume a recent 30-day currency exchange rate for all currencies.

Fiscal Year 2014 GAAP Net Income Per Diluted Share

•	For the full fiscal year ending June 30, 2014, the company expects GAAP net income per diluted share of approximately $1.35 to $1.70, which assumes 34.4 million weighted average diluted shares outstanding.

Fiscal Year 2014 Non-GAAP Adjusted Net Income Per Diluted Share

•	For the full fiscal year ending June 30, 2014, the company expects non-GAAP adjusted net income per diluted share of approximately $2.49 to $2.83, which excludes expected acquisition-related amortization of intangible assets of approximately $8.7 million or approximately $0.25 per diluted share, share-based compensation expense and its related tax effect of approximately $29.5 million or approximately $0.84 per diluted share, and tax charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.3 million, or $0.07 per diluted share. This guidance assumes a non-GAAP weighted average diluted share count of approximately 35.0 million shares.

Fiscal Year 2014 Capital Expenditures

For the full fiscal year ending June 30, 2014, the company expects to make capital expenditures of approximately $85 million to $100 million. Planned capital investments are designed to support the planned growth of the business and will include various investments in new manufacturing capabilities.

The foregoing guidance supersedes any guidance previously issued by the company. All such previous guidance should no longer be relied upon.

At approximately 4:20 p.m. (EDT) on October 29, 2013, Vistaprint will post, on the Investor Relations section of www.vistaprint.com, an end-of-quarter presentation with accompanying prepared remarks. At 5:15 p.m. the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at (877) 546-5020, access code 92132766. A replay of the Q&A session will be available on the company’s Web site following the call on October 29, 2013.

About non-GAAP financial measures

To supplement Vistaprint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Vistaprint has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: non-GAAP adjusted net income, non-GAAP adjusted net income per diluted share, free cash flow and constant-currency revenue growth. The items excluded from the non-GAAP adjusted net income measurements are share-based compensation expense and its related tax effect, amortization of acquisition-related intangibles, and tax charges related to the alignment of acquisition-related intellectual property with global operations. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar and excludes the impact of gains and losses on effective currency hedges recognized in revenue.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Vistaprint’s management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and when forecasting and analyzing future periods. These non-GAAP financial measures also have facilitated management’s internal comparisons to Vistaprint’s historical performance and our competitors’ operating results.

Management provides these non-GAAP financial measures as a courtesy to investors. However, to gain a more complete understanding of the company’s financial performance, management does (and investors should) rely upon GAAP statements of operations and cash flow.

About Vistaprint

Vistaprint N.V. (Nasdaq: VPRT) empowers more than 17 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 4,100 people, operates more than 25 localized websites globally and ships to more than 130 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to our expectations for the growth, development, and profitability of our business, the impact of our hedging programs, and our financial outlook and guidance set forth under the headings “Fiscal 2014 Outlook as of October 29, 2013” and “Financial Guidance as of October 29, 2013.” Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts are based; our failure to execute our strategy; our inability to make the investments in our business that we plan to make because the investments are more costly than we expected or because we are unable to devote the necessary operational and financial resources; the failure of our investments to have the effects that we expect; our failure to acquire new customers and enter new markets, retain our current customers and sell more products to current and new customers; our failure to identify and address the causes of our revenue weakness in Europe; the willingness of purchasers of marketing services and products to shop online; our failure to promote and strengthen our brand; the failure of our current and new marketing channels to attract customers; our failure to manage growth and changes in our organization and senior management; our failure to manage the complexity of our business and expand our operations; currency fluctuations that affect our revenues and costs including the impact of currency hedging strategies; costs and disruptions caused by acquisitions; the failure of our acquired businesses to perform as expected; unanticipated changes in our market, customers or business; competitive pressures; interruptions in or failures of our websites, network infrastructure or manufacturing operations; our failure to retain key employees; our failure to maintain compliance with the financial covenants in our revolving credit facility or to pay our debts when due; costs and judgments resulting from litigation; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; general economic conditions; and other factors described in our Form 10-K for the fiscal year ended June 30, 2013 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

VISTAPRINT N.V.

CONSOLIDATED BALANCE SHEETS

(Unaudited in thousands, except share and per share data)

	September 30, 2013	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$64,651	$50,065
Accounts receivable, net of allowances of $120 and $104, respectively	25,221	22,026
Inventory	7,592	7,620
Prepaid expenses and other current assets	24,348	20,520

Total current assets	121,812	100,231
Property, plant and equipment, net	294,760	280,022
Software and web site development costs, net	9,763	9,071
Deferred tax assets	593	581
Goodwill	142,534	140,893
Intangible assets, net	28,932	30,337
Other assets	29,748	29,184
Investment in equity interests	10,560	11,248

Total assets	$638,702	$601,567

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$23,405	$22,597
Accrued expenses	85,616	103,338
Deferred revenue	21,122	18,668
Deferred tax liabilities	1,421	1,466
Current portion of long-term debt	7,500	8,750
Other current liabilities	5,233	207

Total current liabilities	144,297	155,026
Deferred tax liabilities	10,211	12,246
Other liabilities	14,979	14,734
Long-term debt	262,500	230,000

Total liabilities	431,987	412,006

Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued, and 33,057,024 and 32,791,338 shares outstanding, respectively	615	615
Treasury shares, at cost, 11,023,603 and 11,289,289 shares, respectively	(389,870)	(398,301)
Additional paid-in capital	301,945	299,659
Retained earnings	299,556	299,144
Accumulated other comprehensive loss	(5,531)	(11,556)

Total shareholders’ equity	206,715	189,561

Total liabilities and shareholders’ equity	$638,702	$601,567

VISTAPRINT N.V.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited in thousands, except share and per share data)

	Three Months Ended September 30,
	2013	2012
Revenue	$275,089	$251,416
Cost of revenue (1)	95,790	88,027
Technology and development expense (1)	42,247	37,657
Marketing and selling expense (1)	102,433	99,997
General and administrative expense (1)	26,210	25,501

Income from operations	8,409	234
Other expense, net	(4,826)	(509)
Interest expense, net	(1,577)	(1,162)

Income (loss) before income taxes and loss in equity interests	2,006	(1,437)
Income tax provision	815	134
Loss in equity interests	779	125

Net income (loss)	$412	$(1,696)

Basic net income (loss) per share	$0.01	$(0.05)

Diluted net income (loss) per share	$0.01	$(0.05)

Weighted average shares outstanding — basic	32,659,375	33,674,293

Weighted average shares outstanding — diluted	34,373,818	33,674,293

(1)	Share-based compensation is allocated as follows:

	Three Months Ended September 30,
	2013	2012
Cost of revenue	$66	$98
Technology and development expense	2,460	2,240
Marketing and selling expense	1,689	1,549
General and administrative expense	4,170	4,380

VISTAPRINT N.V.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited in thousands)

	Three Months Ended September 30,
	2013	2012
Operating activities
Net income (loss)	$412	$(1,696)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,625	14,658
Share-based compensation expense	8,385	8,267
Excess tax benefits from share-based awards	(1,494)	179
Deferred taxes	(2,224)	(1,055)
Loss in equity interest	779	125
Non-cash gain on equipment	—	(1,279)
Unrealized loss on derivative instruments included in net income	4,856	—
Other non-cash items	233	(92)
Changes in operating assets and liabilities excluding the effect of business acquisitions:
Accounts receivable	(2,812)	(333)
Inventory	124	(863)
Prepaid expenses and other assets	(4,198)	—
Accounts payable	(2,879)	(3,538)
Accrued expenses and other liabilities	(16,930)	(7,723)

Net cash (used in) provided by operating activities	(123)	6,650

Investing activities
Purchases of property, plant and equipment	(17,577)	(27,759)
Proceeds from sale of assets	137	1,750
Purchases of intangible assets	(75)	(9)
Capitalization of software and website development costs	(1,814)	(1,301)
Investment in equity interests	(100)	(12,653)

Net cash used in investing activities	(19,429)	(39,972)

Financing activities
Proceeds from borrowings of long-term debt	43,500	39,212
Payments of long-term debt and debt issuance costs	(12,637)	(9,008)
Payments of withholding taxes in connection with vesting of restricted share units	(2,662)	(1,166)
Excess tax benefits from share-based awards	1,494	(179)
Proceeds from issuance of shares	3,496	891

Net cash provided by financing activities	33,191	29,750

Effect of exchange rate changes on cash	947	688

Net increase (decrease) in cash and cash equivalents	14,586	(2,884)
Cash and cash equivalents at beginning of period	50,065	62,203

Cash and cash equivalents at end of period	$64,651	$59,319

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except share and per share data)

	Three Months Ended September 30,
	2013		2012
Non-GAAP adjusted net income reconciliation:
Net income (loss)	$412		$(1,696)
Add back:
Share-based compensation expense, inclusive of income tax effects	8,576	(a)	8,445 (b)
Amortization of acquisition-related intangible assets	2,200		2,178
Tax cost of transfer of intellectual property	63		—

Non-GAAP adjusted net income	$11,251		$8,927

Non-GAAP adjusted net income per diluted share reconciliation:
Net income (loss) per diluted share	$0.01		$(0.05)
Add back:
Share-based compensation expense, inclusive of income tax effects	0.25		0.24
Amortization of acquisition-related intangible assets	0.06		0.06
Tax cost of transfer of intellectual property	—		—

Non-GAAP adjusted net income per diluted share	$0.32		$0.25

Non-GAAP adjusted weighted average shares reconciliation:
GAAP weighted average shares outstanding — diluted	34,373,818		33,674,293
Add:
Additional shares due to unamortized share-based compensation	631,648		828,964
Impact of GAAP dilutive shares due to GAAP net loss	—		1,289,891

Non-GAAP adjusted weighted average shares outstanding — diluted	35,005,466		35,793,148

(a)	Includes share-based compensation charges of $8,385 and the income tax effects related to those charges of $191.
(b)	Includes share-based compensation charges of $8,267 and the income tax effects related to those charges of $178.

	Three Months Ended September 30,
	2013	2012
Free cash flow reconciliation:
Net cash (used in) provided by operating activities	$(123)	$6,650
Purchases of property, plant and equipment	(17,577)	(27,759)
Purchases of intangible assets not related to acquisitions	(75)	(9)
Capitalization of software and website development costs	(1,814)	(1,301)

Free cash flow	$(19,589)	$(22,419)

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Unaudited in thousands, except share and per share data)

	GAAP Revenue
	Three Months Ended September 30,			Currency Impact:	Constant- Currency
	2013	2012	% Change	(Favorable)/ Unfavorable	Revenue Growth
Revenue growth reconciliation by segment:
North America	$164,774	$144,237	14%	1%	15%
Europe	94,704	89,714	6%	(4)%	2%
Most of World	15,611	17,465	(11)%	13%	2%

Total revenue	$275,089	$251,416	9%	—%	9%

VISTAPRINT N.V.

Supplemental Financial Information and Operating Metrics

		FY2012	Q1 FY2013	Q2 FY2013	Q3 FY2013	Q4 FY2013	FY2013	Q1 FY2014

[1]	New Customer Orders (millions) — Consolidated	9.7	2.3	3.3	2.6	2.3	10.5	2.2
	y/y growth	31%	21%	14%	0%	0%	8%	-4%

[2]	Total Order Volume (millions) — Consolidated	28.8	7.1	9.8	7.8	7.1	31.8	7.1
	y/y growth	26%	20%	18%	3%	1%	10%	0%

[3]	Average Order Value — Consolidated ($USD)	$34.83	$35.79	$35.72	$37.56	$39.08	$36.94	$39.40
	y/y growth	-4%	2%	3%	9%	9%	6%	10%

[4]	TTM Unique Active Customer Count — Consolidated (millions)		15.8	16.6	16.9	17.0		17.1
	y/y growth		33%	29%	19%	13%		8%
	TTM new customer count (millions)		10.1	10.5	10.5	10.5		10.4
	TTM repeat customer count (millions)		5.7	6.1	6.4	6.5		6.7

[5]	TTM Average Bookings per Unique Active Customer — Consolidated		$67	$67	$68	$69		$70
	y/y growth		-8%	-6%	-1%	1%		4%
	TTM average bookings per new customer (approx.)		$50	$50	$50	$51		$52
	TTM average bookings per repeat customer (approx.)		$97	$96	$96	$97		$98

[6]	Advertising & Commissions Expense — Consolidated (millions)	$252.8	$65.2	$93.9	$69.0	$59.0	$287.2	$63.1
	as % of revenue	24.8%	25.9%	27.0%	24.0%	21.1%	24.6%	22.9%

	Revenue — Consolidated as Reported ($ millions)	$1,020.3	$251.4	$348.3	$287.7	$280.1	$1,167.5	$275.1
	y/y growth	25%	18%	16%	12%	12%	14%	9%
	y/y growth in constant currency	25%	23%	17%	12%	12%	16%	9%

	North America ($ millions)	$543.9	$144.2	$167.5	$163.1	$169.5	$644.3	$164.8
	y/y growth	20%	22%	20%	15%	18%	18%	14%
	y/y growth in constant currency	20%	22%	20%	15%	18%	18%	15%
	as % of revenue	53%	57%	48%	57%	61%	55%	60%
	Europe ($ millions)	$415.2	$89.7	$159.3	$108.3	$94.9	$452.2	$94.7
	y/y growth	29%	12%	11%	8%	3%	9%	6%
	y/y growth in constant currency	31%	23%	14%	8%	2%	11%	2%
	as % of revenue	41%	36%	46%	37%	34%	39%	34%
	Asia Pacific ($ millions)	$61.2	$17.5	$21.5	$16.4	$15.6	$71.0	$15.6
	y/y growth	44%	28%	26%	6%	4%	16%	-11%
	y/y growth in constant currency	38%	29%	24%	10%	8%	17%	2%
	as % of revenue	6%	7%	6%	6%	6%	6%	6%

[7]	Physical printed products and other ($ millions)	$951.1					$1,084.7	$254.3
	Digital products/services ($ millions)	$69.2					$82.8	$20.8

	Headcount at end of period		4,101	4,418	4,139	4,151		4,198
	Full-time employees		3,798	3,936	3,952	3,996		4,055
	Temporary employees		303	482	187	155		143

Notes:	Some numbers may not add due to rounding.

Metrics are unaudited and where noted, approximate.

Starting in Q3 Fiscal 2012, Albumprinter and Webs results have been included.

Also starting in the same period, a minor calculation methodology change was made in order to accommodate the consolidation.

[1]	Orders from first-time customers in period
[2]	Total order volume in period
[3]	Total bookings, including shipping and processing, divided by total orders
[4]	Number of individual customers who purchased from us in a given period, with no regard to frequency of purchase
[5]	Total bookings for a trailing twelve month period, including shipping and processing, divided by number of unique customers in the same period
[6]	External advertising and commissions expense for the consolidated business
[7]	Other revenue includes miscellaneous items which account for less than 1% of revenue